Exhibit 5.1
LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP
November 18, 2005

(213) 229-7000	C 22632-00048

(213) 229-7520

Del Monte Corporation
Del Monte Foods Company
One Market @ The Landmark
San Francisco, California 94105
     Re: Exchange of 6 3/4% Senior Subordinated Notes due 2015
Ladies and Gentlemen:
     We have acted as special counsel for Del Monte Corporation, a Delaware corporation (the “Company”), Del Monte Foods Company, a Delaware corporation (“Holdings”), Star-Kist Samoa, Inc., a California corporation (“Samoa”), Star-Kist Mauritius, Inc., a Delaware corporation (“Mauritius”), and Marine Trading Pacific, Inc., a Delaware corporation (“Marine Trading” and together with Samoa and Mauritius, the “Subsidiary Guarantors”) (the Subsidiary Guarantors together with the Company and Holdings, the “Registrants”), in connection with the Company’s offer (the “Exchange Offer”) to issue and exchange (the “Exchange”) all of its 6 3/4% Senior Subordinated Notes due 2015 (the “Exchange Notes”), for a like amount of outstanding 6 3/4% Senior Subordinated Notes due 2015 issued February 8, 2005 (the “Outstanding Notes”). The Exchange Notes will be entitled to the benefits of a subordinated guaranty pursuant to the terms of the Indenture (as defined below) and the notation thereof indorsed on the Exchange Notes by Holdings (the “Holdings Guarantee”) and a senior subordinated guaranty pursuant to the terms of the Indenture and the notation thereof indorsed on the Exchange Notes by the Subsidiary Guarantors (the “Subsidiary Guarantees” and together with the Holdings Guarantee, the “Guarantees”). Holdings and the Subsidiary Guarantors are collectively defined herein as the “Guarantors”. The Exchange Notes will be issued under the Indenture dated February 8, 2005 (the “Indenture”), among the Company, Holdings, the Subsidiary Guarantors and Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “Trustee”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

Del Monte Corporation
November 18, 2005

     We have examined, among other things, (i) the Registration Statement on Form S-4 (File No. 333-129533) (the “Registration Statement”) filed by the Registrants with the Securities and Exchange Commission (“Commission”) to register under the Securities Act of 1933, as amended, the Exchange Offer, the Exchange Notes and the Guarantees; (ii) the Indenture; (iii) the form of the Exchange Notes; and (iv) the form of the Guarantees. The Indenture, the Exchange Notes and the Guarantees are sometimes referred to herein collectively as the “Documents”. We have also made such other inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for the purposes of this opinion.
     In rendering this opinion, we have assumed:
     (a) Each party to the Documents (i) has all requisite power and authority to execute, deliver and perform its obligations thereunder; (ii) has duly authorized, by all necessary action on such party’s part, the execution and delivery of each such Document and the performance of such obligations; and (iii) has duly executed and delivered each such Document;
     (b) The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;
     (c) The Indenture is the legal, valid and binding obligation of the Trustee, and is enforceable against the Trustee in accordance with its terms;
     (d) The issuance and delivery of the Exchange Notes will not, at any time, violate any applicable law or result in a violation of any provision or any instrument or agreement then binding on the Registrants or any restriction imposed by any court or governmental body having jurisdiction over the Registrants;
     (e) Each of the Registrants, other than Samoa, is a validly existing corporation under the laws of the State of Delaware. Samoa is a validly existing corporation under the laws of the State of California.
     Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:
1.	The Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, will constitute legal, valid and binding obligations of the Company.

Del Monte Corporation
November 18, 2005

2.	When the Exchange Notes are duly executed and authenticated, and the Guarantees are indorsed thereon, and the Exchange Notes as so indorsed are issued and delivered, the Guarantees will constitute legal, valid and binding obligations of the respective Guarantors.
     The foregoing opinions are subject to the following exceptions, qualifications and limitations:
     A. We are admitted to practice in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the federal laws of the United States of America. This opinion is limited to the effect of the present state of the laws of the State of New York and of the United States of America and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
     B. Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting any rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers); and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
     C. We express no opinion as to the effect on the enforceability of the Guarantees against Holdings and the Subsidiary Guarantors of any facts or circumstances that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by Holdings or the Subsidiary Guarantors.
     D. Our opinions are subject to (i) the effectiveness of any waiver (whether or not stated as such) under the Documents of, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any provisions of the Documents that may be construed as penalties or forfeitures; or (v) the effectiveness of any covenants (other than covenants relating to the payment of principal, interest, make whole premium, indemnities and expenses) to the extent they are construed to be independent requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default.

Del Monte Corporation
November 18, 2005

     E. We have assumed that there are no agreements or understandings between or among the parties to the Documents or third parties that would expand, modify or otherwise affect the terms of the Documents or the respective rights or obligations of the parties thereunder.
     F. We express no opinion as to the applicability to, or the effect of noncompliance by, the Trustee with any state or federal laws applicable to the transactions contemplated by the Documents or because of the nature of the business of such party.
     This opinion is rendered solely for your benefit and the benefit of those persons participating in the Exchange Offer. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of said Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, and other person or entity or any purpose.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP
GIBSON, DUNN & CRUTCHER LLP